Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

CHINA INDEX HOLDINGS LIMITED
(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction				Amount of
	Valuation		Fee Rate		Filing Fee
Fees to Be Paid			0.0001102	(2)
Fees Previously Paid	$14,831,699.00	(1)			$1,634.46	(2)(3)
Total Transaction Valuation	$14,831,699.00
Total Fees Due for Filing					$0
Total Fees Previously Paid					$1,634.46	(3)
Total Fee Offsets					$0
Net Fee Due					$0

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the aggregate cash payment for the proposed per-share cash payment of US$1.00 for 14,831,699 outstanding shares of the issuer (including shares represented by ADSs) subject to the transaction as of February 22, 2023.

(2)	The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $110.20 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	A filing fee of US$1,634.46 was previously paid in connection with the initial filing with the Securities and Exchange Commission of this Transaction Statement on January 20, 2023.